UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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ALLEGHENY ENERGY, INC.

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EXPLANATORY NOTE

The following are excerpted portions of the transcript of the remarks by Allegheny Energy, Inc.’s Chairman, President and Chief Executive Officer, Paul J. Evanson during a webcast presentation to Allegheny employees held on Monday, July 26, 2010. The purpose of this presentation was to provide a mid-year update to employees regarding Allegheny’s performance and goals. The webcast was archived for rebroadcast by Allegheny employees on Wednesday, July 28, 2010. The excerpted portions attached relate to the pending merger between Allegheny and FirstEnergy Corp. and are not a complete transcript of the remarks made during the webcast.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

In addition to historical information, this document may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny Energy, including future financial and operating results; FirstEnergy’s and Allegheny Energy’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny Energy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-165640) that was filed by FirstEnergy with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny Energy’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. Neither FirstEnergy nor Allegheny Energy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy filed a Registration Statement on Form S-4 (Registration No. 333-165640) with the SEC that includes a joint proxy statement of FirstEnergy and Allegheny Energy and that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny Energy sent the definitive joint proxy statement/prospectus to their respective shareholders, on or about July 23, 2010. FirstEnergy and Allegheny Energy urge shareholders to read the joint proxy statement/prospectus regarding the proposed merger, as well as other documents filed with the SEC, because they contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”

Transcript of Allegheny Energy, Inc. “2010 Mid-Year Review Employee Webcast Call” held on July 26, 2010

Allegheny Energy, Inc. Participants:

Paul Evanson

Kirk Oliver

Max Kuniansky

OPERATOR:	Good afternoon. My name is BJ, and I will be your conference facilitator today. At this time, I would like to welcome everyone to Allegheny Energy’s 2010 mid-year review with Paul Evanson. Some of you are participating from your computer, and others are listening over the phone. To prevent any background noise, all lines have been placed on mute, and this call is being recorded. We will have a question-and-answer period following Mr. Evanson’s presentation today. If you are logged in to your computer, you may email your question by clicking on the Ask button at the top of your screen. Please provide your name and work location. If you are on the conference call, press star, then the number 1 on your telephone keypad.

Mr. Evanson, you may begin your presentation.

PAUL EVANSON:	Okay. Thank you, and good afternoon, everyone. Welcome to the call. The last one was in February, the day we announced the merger, and an awful lot has happened since February, both with the merger and in our basic operations and those are the two things I’ll be covering during my comments, and then we’ll have plenty of time for a Q&A and discussion after that.

*    *    *

Now, as you know, we have a number of kind of qualitative goals and objectives that get set in the beginning of the year, and on these, happily, they’re all green.

*    *    *

Third is to maintain the schedule to get that merger done on time. You know, we added that one right in the beginning of the year, and I’ll cover that a little later, but we are also on schedule for that.

And finally, to maintain that continuity of the business, you know, it’s so easy to lose focus when all the distractions that come from a merger are taking place, so we wanted to make sure that had a high priority, and I’d say from everything I’ve seen, we are definitely doing well on that.

So those were the priorities we set with the board originally for the year, but we’ve also had some significant accomplishments during the year.

*    *    *

And finally, we have to—we have to complete the merger. I think the merger is a big positive for us. In terms of where that’s proceeding, shareholder approvals, we’re getting out our proxy statements. Our shareholder—we need a special vote of shareholders, a majority of the shareholders. That will be held September 14. Regulatory approval, we’ve filed with FERC and the DOJ, Department of Justice, at the federal level. We have four states; we’ve filed with them. We pretty much have a procedural schedule, and based on that, we still feel very confident we can get it completed by the first half of next year, and I think there’s a really good shot we could get it completed by the first quarter. So that would be a big positive.

Integration efforts, we have a lot of you who are engaged in that. Curtis Davis heads up the process team from our side, but there are over 200 people who are participating in one way or another in these integration efforts with FirstEnergy to make sure when day one comes that the company just hits the ground running and it’s a very successful process. So I think that’s moving along very well.

Finally, I’d say on the merger, while we all kind of at this point are getting involved in the execution and getting it done, we really can’t lose sight of why we’re doing this and what the benefits are. And the first one just kind of flows from what I said earlier, namely coal. If you’re just a coal-fired fleet, which we are, you’re really exposed to a lot of what can happen negatively to that from Congress, from the Administration, from others. It’s just—we all hope coal’s going to have a nice, long, happy future, but there are scenarios that are not too difficult to paint that it’s a severe negative.

FirstEnergy, 40 percent of their output is nuclear, which, you know, we never could do and never had the capital to do, and now that huge downside is basically hedged for us, so we don’t—a climate change legislation net-net would be no negative, basically, to the company. So that’s a major one.

Two is the financial condition. You know, we’re at investment grade, but the lowest level of investment grade. They’re a stronger company financially. They’re issuing all stock in the transaction, so it makes for even a better company.

And three is just the scale and size, that we’ll have the cash flows, you know, we’ll have the balance sheet and the cash flows to fund some of the major capital expenditure requirements for environmental that are coming up. If you want to stay in coal and have to play in clean coal technology, that costs a lot of money. We’ll now have a company capable of doing all that.

So those are the major reasons, plus just the fit. I mean, you rarely see a merger that almost—I call it the jigsaw puzzle here, that fits so exactly as this. It’s a fit geographically that should lead to synergies. I think it’s a good fit culturally among the company and the people for those who are working on teams. So overall, I think it’s just a—it’s just a positive, and for the long term, both survival, sustainability and success of the company, this is a merger we really need to get done.

Of course, having said all that, I know that this is a very difficult period for people, that a lot of folks aren’t feeling so good about it for a variety of reasons. The main reason is there’s just so much uncertainty for an extended period of time. It takes, you know, so long to get a transaction done, and there are concerns about some pretty fundamental things, including jobs, I think particularly here at Greensburg. And we don’t have the answers to a lot of the questions that people have and naturally have. A lot of that’s going to not happen until the integration teams complete their work and until we get the regulatory process completed. That’s going to give us the—help give some of those answers. But what I can tell you is we’re really working as hard as we can to try to get the transaction closed as fast as we can so that uncertainty period comes down, and we’re all working as hard as we can to minimize job losses, to keep them to the absolute minimal that we could do.

I’d say, finally, it’s kind of very easy to get distracted during this kind of period with everything going on and the stress of it, and I’d just emphasize to everyone the importance of working safely. You know, everyone’s health is really paramount—of paramount value and important to all of us. So I appreciate all the work and the hard work everybody’s been doing, and I thank you for that hard work and focus.

So with that, I think we’ll move to the discussion or Q&A part of it, and we’ll start right here in our conference center in Greensburg, so if anyone has a question, they can just raise their hand, wait for the microphone, so everybody in the system hears the question, and just identify yourself and start with the question. Anyone here?

*    *    *

MAX KUNIANSKY:	Sure. While you’re gathering your thoughts as to what questions you want to ask Paul, we have a couple that have come in by email. And the first one has to do with the merger, and the question is, “With the merger integration teams wrapping up their preliminary work, what will we know, and when will we be told something?”

PAUL EVANSON:	Well, those teams, and there are like ten different areas, have done—there are like different sign-off points that they have. There’s another one coming up next month where they’ll move—a number of the teams will move toward a—I wouldn’t say a final recommendation, but they will have done a lot of detailed analysis and make a series of recommendations. Some of the teams will then continue and almost be continued to day one, like IT. IT is always working on that—and Accounting, right through the end. But other teams may take a little break until we find out more on the regulatory side of it. And once we get a sense and lock in a date, then some of the teams will start working from there, plus we want to get the senior leadership positions in place a month or two or so before the deal closes so that those leadership people can finalize and make the decisions that are going to happen in each of their areas. So I would expect that we won’t get a lot of detail until probably early next year, January or so of next year. If the deal looks like it will be February, maybe it will be in the December period, but I’d say December, January is probably the earliest that we’ll find out more detailed recommendations.

Do you have another one, Max?

MAX KUNIANSKY:	Yes, the next question is, “Rumor has it that there won’t be vacation carryover for next year. Is that true?”

PAUL EVANSON:	Well, that’s an easy one. At least I can answer that one. The answer is we’re following our normal practice, so that—which is, namely, we encourage everyone to take their vacation during the year, but you can take up to 40 hours kind of automatically if you want into the following year, and you could take additional hours with the approval of someone from the EC, you know, the head of your particular business unit, and that’s the same practice we’re following. There may well be more people who may have to avail themselves of that, partly because of all the work being done on the merger, partly we’re trying to cover for some extra positions, et cetera, so to the extent people have a little more, I would gather or assume the EC members will be a little more accommodating in terms of approving that excess of time. Yes?

MAX KUNIANSKY:	The next question comes from Purvis Bates [phonetic], and he asks, “Is there someplace where an employee can view benefits of FirstEnergy, like premiums, healthcare coverage, and retirement benefits so that we can compare them with Allegheny’s?”

PAUL EVANSON:

Well, FirstEnergy has its own website, and it does discuss in there various benefits that they have. I think the idea is to—in the merger newsletter that we have, that we have a separate—I think they’re planning on a separate newsletter that would just go through all the benefits and say, “Here are their benefits; here are our benefits,” and, of course, it’s not only a question of whose benefit is different or better. I think one of the things the team’s looking at, which I think is also important, is what should be the benefits of the combined company? So just because you look at theirs and it’s better or worse than ours doesn’t mean theirs is going to be what it is for the combined company going forward, because they’re looking at a lot of those policies together. So those—I mean, jobs is kind of the pre-eminent concern. Benefits, I know, is a major concern too, and that’s something that’s still being worked out, and we’ll probably get that—again, I would assume no later than the first quarter of next year or early ’11. Max?

MAX KUNIANSKY:	The next question is, “When someone retires early, exempt or non-exempt, with FirstEnergy, do they still have health insurance with the company? [Inaudible.] Allegheny employees can retire early and still have insurance with the company. When the merger goes through, will this still be available?”

PAUL EVANSON:	Well, to start with, everybody leaving the company has benefits under federal law that goes out for, I think it’s sixteen months, the so-called COBRA benefits, but I guess the question’s referring to the post-retirement medical coverage that we have and they have, and there are differences in the policies, and, of course, ours is even—is different between and among ourselves, because anybody new hired in the company receives no post-retirement medical. If you were an employee, non—well, if you were the union, the UWUA, anyone joining the union and the company after, I think it’s ‘06, May of ‘06, does not get coverage, post-retirement medical, but everybody who’s still an employee does. And for the company and everybody else, all the union-free and everyone else, I think it goes back to 1993, so a lot of folks do get it with us. A lot of people, more than half, I think, of the employees don’t get it with us, so we’re kind of in that betwixt and between. FirstEnergy has something that’s also a little confusing, that for a three-year period, they continue it, but subsidize it in a greater or lesser way, and beyond that, it’s not totally clear what they do. And they’ve changed their policy recently. [Inaudible] the long way to say that’s like the comment I made earlier that that particularly is a topic being looked at by the HR teams, and the end product may be neither what we have nor what they have. It may be something different, and I think it’s, frankly, just too early to say what that’s going to be.

Max, you have plenty of questions coming in.

MAX KUNIANSKY:	We do. The next one is another merger question. “Since most of the employees who are shareholders live in the generation region, why not hold the special shareholder meeting in Pittsburgh? Holding it in New York gives the appearance that Allegheny is more concerned with Wall Street than Main Street.”

PAUL EVANSON:	Well, we’ve had our annual meeting in New York for as long as I think anyone can remember, and it is a meeting of shareholders. It’s not a meeting of employees. It’s a meeting of shareholders, and when we looked—and when I joined and I looked at this myself as to where our shareholders were located physically, the major funds, the mutual funds, the hedge funds, et cetera, it’s really primarily New York and Boston. I mean, that’s the overwhelming number of it, and what’s coming up in September, September 14, is, again, a special meeting of those shareholders, so we thought it just made more sense to be where it was more convenient to them. We have plenty of meetings with employees like this that can ask questions and have discussions, so we thought that was a more appropriate—not to merge those kind of forums together.

Max has another one, but does anybody else in the room have a question they’d like to ask? Yeah?

FEMALE SPEAKER:	Hi. I know there’s going to be several meetings held in the Greensburg area on August 3, and I was just wondering if you could explain a little bit about what’s going to be happening at those meetings, what their purpose is.

PAUL EVANSON:	Okay, the regulatory process, we need approval from each of the four states that we do business in. Of course, Pennsylvania is one of them. So Pennsylvania—some states have what they call just public hearings prior to the commission having formal presentations. There will be formal hearings in front of the commission. You know, I’ll testify on behalf of the company, Tony Alexander, I think, will testify on FirstEnergy, and any intervener can testify, but a lot of issues, like transmission that we went through, they’ll want public hearings, so people in the area can express their views. So they decided on August 3 to have a hearing here in Greensburg. There’s one in the morning, I think it is, or afternoon that’s right next door at the Garden Center, right a block or two away, and the one in the evening is at the University of Pittsburgh at Greensburg. So that’s anybody and everybody in the community, employees, anybody that wants to go and make a statement in front of the group sitting there. And the group would be the administrative law judge that has—that’s assigned to the case and any public service commissioner that wants to attend, and I think at least one of them—I understand there’ll be at least one, my understanding is, maybe more, who would be willing to attend. So anybody can attend, so if you have something you’d like to say at the public hearing, I’d certainly say that’s great; do it. I mean, we’re not—I’m not necessarily encouraging nor discouraging anyone from doing it. Whatever anyone wants to do—if they want to testify, great. They just—if it’s during the day, just get the approval of the—your supervisor to make sure we don’t lose too many people at one particular moment in time. But it’s an opportunity to express views to the commission as to what’s thought about it. And they did it for obvious reasons in Greensburg, because Greensburg is probably the only place, as we’ve said from the beginning, where there’s—where there should be any job losses of any kind. Yeah?

MALE SPEAKER:	You mentioned the job losses at Greensburg. I read something about some kind of limitation that was guaranteed to the state on job losses here, and the legal jargon was a bit beyond me. I didn’t know if you could explain that.

PAUL EVANSON:	Okay, the question was did—for those that might not have heard it—whether we, in our filing in the state of Pennsylvania, there was some commentary in there about there will be no job losses with such and such for the next two-year period, and the such-and-such was kind of phrased in somewhat of a legalistic way, but I think what it was really trying to say, which is what we’ve been saying from the beginning, if you’re a physical worker and in you’re in a service center or you’re out in the field in some way, there’s going to be no loss whatsoever. But if you’re in a so-called corporate job, which may be a corporate function, you know, not a utility per se function, like legal, for example—they might consider a lot of legal in that specific utility—that’s not necessarily covered by it. And, again, it’s legalistic, because it relates to the filing in Pennsylvania, because we have West Penn Power there that you have to file and no effect on generation, because generation’s not part of the filing—there needs no approval what happens on the generation side, so it’s a kind of narrower scope, but I think that’s kind of the concept that we’ve had from the beginning. The physical workforce, power stations, whatever, have no concern, and, in fact, in some of the other states, if we go to regional headquarters in each state, there’s likely to be net pluses in Maryland and West Virginia, so Pennsylvania’s the only one, as I say, where there’s some concern.

I’d add—I mean, as I said in my earlier comments, we’re certainly trying to keep those at a minimum level. When you put the two companies together, there will be 17,000 employees in those two companies, and normal attrition runs in most companies about 5 percent, so there’s 850 people that are turning all the time, not necessarily all in the right positions that you want them to be in, but over a reasonable period of time, normal attrition can take care of a lot of issues. So to the extent we can delay, move people around between offices, move people to Akron, to the extent that—and FirstEnergy, by the way, does regionalize on their own, and has already done it with their other mergers, certain support functions, so not everything is in Akron. I mean, for example, if you were in internal audit—I don’t want to give a—this is not a promise or decision on internal audit, but if they had, let’s say, 40 auditors and we had 20, you don’t need 60 auditors, all

60—and you needed 60, you don’t need them all in Akron. You could say we’re going to have a regional office in Greensburg and keep 20 there and 40, so there’d be no change in employment in internal audit, assuming they want to maintain that 60. And people would still be right here, so there’s a lot of things like that that are being looked at and worked on, all with an effort to try to keep down job losses, which is nobody’s wish that we have any of those.

Max, you had some on—another one on the phone?

MAX KUNIANSKY:	Yes, why don’t we go to the phones now?

PAUL EVANSON:	Oh, the phone, yeah, I’m sorry.

MAX KUNIANSKY:	Yes, we’ll go to the phones now, so, Operator, if you could poll for questions, please.

OPERATOR:	Yes, sir. If you would like to ask a question, please press star, then the number 1 on your telephone keypad. Again that’s star, then 1 on your telephone key pad. We’ll pause for a moment to allow participants to enter the question queue.

And we’re showing no questions at this time.

PAUL EVANSON:	Okay, do you have any from the emails in there, Max?

*    *    *

Max, another question?

MAX KUNIANSKY:	Yes, we have two very similar questions here, one from Tracy Galiato [phonetic], one from Gary Watson, and the question is, “Is there any consideration being given to an early retirement offer for employees at Allegheny?”

PAUL EVANSON:	I think that’s a topic that will definitely come up at some point in this whole process. It has not been decided one way or the other at this point. It’s kind of one of those to-be-determined, but it depends on where you end up in the integration process, where you end up in the regulatory process, do you have to take some action to reduce the workforce, you know, do you have to have a certain reduction? And that would be one of the ways to achieve it, but I’d say at this point, it’s kind of a secondary decision. The first is let’s get the work structure right, where the jobs are going to be located, minimize everything that way, and if you have a delta at the end, how do we deal with it and what’s the most effective and most humane way to deal with that? So I think it would be looked at at that point.

Well, I think we’ve kind of, if not run out of questions, run out of time, and I appreciate all your attention on this. As I said at the beginning, I really appreciate everybody’s hard work and focus during this period. It’s a stressful time for everyone, but hopefully it has a determination coming with the merger pretty soon, and we’ll have a company that will be stronger and better than it was before. Thank you.

OPERATOR:	This concludes the 2010 mid-year review with Paul Evanson webcast. You may now disconnect.